Exhibit 99.1

STEWART ENTERPRISES REPORTS NET EARNINGS OF $8.5 MILLION AND $.10 PER DILUTED SHARE FOR

THE FIRST QUARTER OF 2012

NEW ORLEANS, LA March 7, 2012 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the first quarter ended January 31, 2012.

The Company reported net earnings of $8.5 million, or $.10 per diluted share, for the quarter ended January 31, 2012, compared to net earnings of $8.1 million, or $.09 per diluted share, for the quarter ended January 31, 2011. After adjusting net earnings for certain items, as discussed in the table “Reconciliation of Non-GAAP Financial Measures,” the Company reported adjusted net earnings of $8.8 million, or $.10 per diluted share for the quarter ended January 31, 2012, compared to adjusted net earnings of $10.7 million, or $.12 per diluted share for the quarter ended January 31, 2011.

Thomas M. Kitchen, President and Chief Executive Officer, stated, “While the first quarter did not meet our overall financial expectations, we did see continued improvement in both our preneed funeral and cemetery property sales, increases in average revenue per funeral service and positive performance in our trust portfolio. Our funeral segment was impacted during the quarter by a decline in same-store funeral calls, which we believe is generally consistent with industry-wide data. We view positively the continued quarter-over-quarter improvement in our cemetery property sales. However, this improvement was offset by a $4.6 million, or $.03 per share, decline in construction during the period on various cemetery projects, and fewer of our cemetery property sales contracts had the down payment required for us to recognize the sale as revenue. As construction occurs and additional payments are received, these contracts will be recognized as revenue in the future.”

Mr. Kitchen continued, “During the first quarter, we invested $1.1 million, or $.01 per share, in continuous improvement, e-commerce and third-party growth initiatives, included in our corporate general and administrative expenses. We also continue to invest in our cremation inventory development projects spending approximately $3 million in the quarter, which represents a $2 million increase over the prior year. Although these investments impacted our first quarter 2012 earnings and cash flow, we believe they are important to our long-term growth.”

Highlights of the first quarter include:

•	Increased net preneed funeral sales 17 percent and cemetery property sales 4 percent compared to the same period of last year;

•	Improved same-store average revenue per funeral service by 1.3 percent;

•	Earned total returns for the first three months of fiscal 2012 of 4 percent in both the Company’s preneed trusts and perpetual care trusts;

•	Recognized over $9 million in revenue related to trust activities in the Company’s funeral and cemetery segments combined, representing a $1 million improvement over the same period of last year;

•	Purchased 1.3 million shares of the Company’s outstanding common stock and paid $3.1 million in dividends; and

•	Generated operating and free cash flow of $7.8 million and $3.8 million, respectively.

Mr. Kitchen concluded, “As of January 31, 2012, we have more than $55 million in cash and marketable securities on hand and have no amounts borrowed on our $150 million credit facility. We generated nearly $8 million in operating cash flow during the first quarter and repurchased 1.3 million shares of our common stock for nearly $8 million. Since quarter-end, we have repurchased an additional 0.4 million shares of our common stock for $2.4 million, resulting in a 5 percent decrease in total shares outstanding in the last twelve months. The fundamentals of our business remain solid and we continue to invest in both our people and processes, and remain committed to growing our Company organically and through strategic acquisitions.”

First Quarter Results

FUNERAL

•

Funeral revenue decreased $1.9 million, or 2.6 percent, to $72.0 million for the first quarter of 2012. This decrease is primarily due to a 4.4 percent decrease in same-store funeral services, which the Company believes is generally consistent with industry-wide data in the Company’s markets. This decrease was partially offset by a 1.3 percent improvement in same-store average revenue per funeral service.

•

Funeral gross profit decreased $1.7 million, to $18.7 million for the first quarter of 2012 compared to $20.4 million for the same period of 2011, primarily due to the $1.9 million decrease in revenue, as noted above.

•	The cremation rate for the Company’s same-store operations rose to 43.2 percent for the first quarter of 2012 compared to 41.7 percent for the first quarter of 2011.

•

Net preneed funeral sales increased 17.0 percent during the first quarter of 2012 compared to the first quarter of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•

Cemetery revenue decreased $2.6 million, or 4.7 percent, to $52.8 million for the first quarter of 2012. As a result of lower average down payments, the Company experienced a $3.3 million decline in cemetery property revenue due to the revenue recognition requirements for cemetery property sales. In addition, the Company experienced a $1.3 million decrease related to the timing of construction during the period on various cemetery projects. This $4.6 million decrease was partially offset by a $0.9 million improvement in revenue related to trust activities and a $0.8 million, or 3.7 percent, increase in cemetery property sales.

•

Cemetery gross profit decreased $1.3 million to $6.7 million for the first quarter of 2012 compared to $8.0 million for the same period of 2011. This decrease is primarily attributable to the decrease in cemetery revenue as noted above. In addition, during the first quarter of 2012 as a result of Eastman Kodak’s bankruptcy, the Company recorded a $0.6 million charge to record a probable funding obligation related to the Company’s perpetual care trusts.

OTHER

•

Corporate general and administrative expenses increased $0.4 million to $7.0 million for the first quarter of 2012, compared to $6.6 million for the same period of 2011. During the first quarter of 2012, the Company invested $1.1 million, $.01 per share, in continuous improvement, e-commerce and third-party growth initiatives, compared to $0.4 million for the same period of last year.

•

The effective tax rate for the quarter ended January 31, 2012 was 34.5 percent compared to 50.3 percent for the same period in 2011. For the three months ended January 31, 2012, the Company recorded a tax benefit of $0.6 million resulting from a reduction in the valuation allowance for capital losses associated with the improved performance of the Company’s trust portfolio. The higher rate for the three months ended January 31, 2011 was primarily due to a change in Puerto Rican tax legislation that decreased the top tax rate for businesses from 39 percent to 30 percent. As a result, the Company revalued its previously recorded deferred tax assets and recorded a one-time non-cash charge to income tax expense for $2.9 million, net during the first quarter of 2011. This charge was partially offset by a tax benefit of $0.9 million primarily related to the reduction in the valuation allowance for capital losses associated with the improved performance of the Company’s trust portfolio in the first quarter of 2011. For additional information, see Note 17 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2011.

Cash Flow Results and Debt for Total Operations

•

Cash flow provided by operating activities for the first quarter of fiscal year 2012 was $7.8 million compared to $15.2 million for the same period of last year. During the first quarter of 2012, the Company invested in several cemetery inventory development projects, including the Company’s cremation gardens. In addition, the decline in operating cash flow was due in part to the decrease in pre-tax income, the timing of payroll payments, as well as trust withdrawals and deposits.

•	Free cash flow was $3.8 million for the first quarter of 2012 compared to $11.2 million during the first quarter of 2011.

•	During the first quarter of 2012, the Company paid $3.1 million, or $.035 per share, in dividends compared to $2.7 million, or $.03 per share, in dividends during the first quarter of 2011.

•	During the first quarter of 2012, the Company purchased 1.3 million shares of its outstanding Class A common stock for approximately $7.8 million under its share repurchase program.

•

Subsequent to quarter-end, the Company repurchased an additional 0.4 million shares of outstanding Class A common stock for $2.4 million under its share repurchase program. Since the reinstatement of the program in September 2010, the Company has purchased a total of 7.0 million shares for $43.0 million. The Company currently has $33.5 million remaining under its $125.0 million program.

Trust Performance

The following returns include realized and unrealized gains and losses:

•

For the quarter ended January 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 4.1 percent, and its perpetual care trusts experienced a total return of 3.9 percent.

•

For the last twelve months ended January 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 3.8 percent, and its perpetual care trusts experienced an annual total return of 6.6 percent.

•

For the last three years ended January 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 15.4 percent, and its perpetual care trusts experienced an average annual total return of 16.7 percent.

•

For the last five years ended January 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 1.2 percent, and its perpetual care trusts experienced an average annual total return of 2.9 percent.

•	For the last twelve months ended January 31, 2012, the fair market value of the Company’s portfolio improved $12.6 million to $828.7 million.

Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 217 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results on Thursday, March 8, 2012 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-866-788-0545, using pass code 93800754. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-857-350-1683. A replay of the call will be available by dialing 1-888-286-8010 (from within the continental United States) or 1-617-801-6888 (from outside the continental United States), and using pass code 71480114 until March 22, 2012, at 11:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until April 8, 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2012	2011
Revenues:
Funeral	$72,011	$73,866
Cemetery	52,813	55,398

	124,824	129,264

Costs and expenses:
Funeral	53,354	53,478
Cemetery	46,074	47,431

	99,428	100,909

Gross profit	25,396	28,355
Corporate general and administrative expenses	(7,059)	(6,639)
Hurricane related charges, net	—	(50)
Net gain on dispositions	343	—
Other operating income, net	194	233

Operating earnings	18,874	21,899
Interest expense	(5,867)	(5,736)
Investment and other income, net	46	24

Earnings before income taxes	13,053	16,187
Income taxes	4,508	8,143

Net earnings	$8,545	$8,044

Net earnings per common share:
Basic	$.10	$.09

Diluted	$.10	$.09

Weighted average common shares outstanding (in thousands):
Basic	87,037	90,867

Diluted	87,349	91,177

Dividends declared per common share	$.035	$.030

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	January 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$54,895	$65,688
Restricted cash and cash equivalents	8,006	6,250
Marketable securities	419	662
Receivables, net of allowances	48,330	49,146
Inventories	36,541	35,859
Prepaid expenses	9,193	5,055
Deferred income taxes, net	24,923	29,768

Total current assets	182,307	192,428
Receivables due beyond one year, net of allowances	66,816	67,979
Preneed funeral receivables and trust investments	419,618	409,296
Preneed cemetery receivables and trust investments	222,179	216,582
Goodwill	247,020	247,038
Cemetery property, at cost	397,916	396,014
Property and equipment, at cost:
Land	47,182	46,538
Buildings	355,352	353,688
Equipment and other	200,663	197,766

	603,197	597,992
Less accumulated depreciation	310,122	305,708

Net property and equipment	293,075	292,284
Deferred income taxes, net	80,715	79,793
Cemetery perpetual care trust investments	248,238	240,392
Other assets	14,921	15,292

Total assets	$2,172,805	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	January 31, 2012	October 31, 2011
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5	$5
Accounts payable and accrued expenses	23,577	24,547
Accrued payroll and other benefits	13,820	18,181
Accrued insurance	21,392	22,398
Accrued interest	4,254	2,129
Estimated obligation to fund cemetery perpetual care trust	12,184	12,017
Other current liabilities	7,053	10,013
Income taxes payable	1,559	1,173

Total current liabilities	83,844	90,463
Long-term debt, less current maturities	318,813	317,821
Deferred income taxes, net	5,082	5,104
Deferred preneed funeral revenue	239,133	240,286
Deferred preneed cemetery revenue	258,798	259,237
Deferred preneed funeral and cemetery receipts held in trust	574,118	558,194
Perpetual care trusts’ corpus	246,479	238,980
Other long-term liabilities	20,254	19,337

Total liabilities	1,746,521	1,729,422

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 83,640,638 and 84,421,416 shares at January 31, 2012 and October 31, 2011, respectively	83,641	84,421
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at January 31, 2012 and October 31, 2011; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	506,112	515,274
Accumulated deficit	(167,047)	(175,592)
Accumulated other comprehensive income:
Unrealized appreciation of investments	23	18

Total accumulated other comprehensive income	23	18

Total shareholders’ equity	426,284	427,676

Total liabilities and shareholders’ equity	$2,172,805	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2012	2011
Cash flows from operating activities:
Net earnings	$8,545	$8,044
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net gain on dispositions	(343)	—
Depreciation and amortization	6,552	6,872
Non-cash interest and amortization of discount on senior convertible notes	1,365	1,350
Provision for doubtful accounts	1,278	1,301
Share-based compensation	1,144	1,132
Excess tax benefits from share-based payment arrangements	(23)	(51)
Provision for deferred income taxes	3,613	7,152
Estimated obligation to fund cemetery perpetual care trust	642	73
Other	4	(3)
Changes in assets and liabilities:
(Increase) decrease in receivables	559	(860)
Increase in prepaid expenses	(4,138)	(4,115)
(Increase) decrease in inventories and cemetery property	(2,596)	227
Decrease in accounts payable and accrued expenses	(7,482)	(5,203)
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	(725)	562
Decrease in deferred preneed funeral revenue	(1,012)	(1,435)
Increase (decrease) in deferred preneed funeral receipts held in trust	(67)	199
Net effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(1,642)	(1,220)
Decrease in deferred preneed cemetery revenue	(439)	(1,278)
Increase in deferred preneed cemetery receipts held in trust	2,299	2,330
Increase in other	251	157

Net cash provided by operating activities	7,785	15,234

Cash flows from investing activities:
Proceeds from sales of certificates of deposit and marketable securities	250	10,000
Deposits of restricted funds and purchases of marketable securities	(1,756)	(6)
Proceeds from sale of assets	233	—
Purchase of subsidiaries, net of cash acquired	—	(1,809)
Additions to property and equipment	(6,524)	(4,604)
Other	23	28

Net cash provided by (used in) investing activities	(7,774)	3,609

Cash flows from financing activities:
Repayments of long-term debt	(1)	(1)
Debt refinancing costs	(34)	—
Issuance of common stock	117	341
Purchase and retirement of common stock	(7,847)	(8,108)
Dividends	(3,062)	(2,749)
Excess tax benefits from share-based payment arrangements	23	51

Net cash used in financing activities	(10,804)	(10,466)

Net increase (decrease) in cash	(10,793)	8,377
Cash and cash equivalents, beginning of period	65,688	56,060

Cash and cash equivalents, end of period	$54,895	$64,437

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$(197)	$89
Interest	$2,435	$2,482

Non-cash investing and financing activities:
Issuance of common stock to directors	$437	$456
Issuance of restricted stock, net of forfeitures	$300	$312

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE QUARTERS ENDED JANUARY 31, 2012 AND 2011

(Unaudited)

The Company recorded several items during the three months ended January 31, 2012 and 2011 that impacted net earnings: net gain on dispositions, a non-cash interest expense related to the Company’s senior convertible notes, a perpetual care funding obligation and unusual tax adjustments. The Company is presenting adjusted earnings in the table below to eliminate the effects of these unusual items.

	Three Months Ended January 31,
Adjusted Balances are Net of Tax (1)	2012		2011
	millions	per share	millions	per share
Consolidated net earnings	$8.5	$.10	$8.1	$.09
Subtract: Net gain on dispositions	(0.2)	—	—	—
Add: Non-cash interest expense on senior convertible notes (2)	0.7	.01	0.6	.01
Add: Perpetual care funding obligation (3)	0.4	—	—	—
Add (subtract): Unusual tax adjustments (4)	(0.6)	(.01)	2.0	.02

Adjusted earnings from continuing operations	$8.8	$.10	$10.7	$.12

(1)	The tax rate associated with the Company’s adjustment for the net gain on dispositions and the perpetual care funding obligation for the three months ended January 31, 2012 was 38.0 percent.

(2)	Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. For additional information, see Note 3 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2011. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38.0 percent for both the three months ended January 31, 2012 and 2011.

(3)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

(4)	For the three months ended January 31, 2012, the Company recorded a reduction in the tax valuation allowance, primarily resulting from the improved performance of the Company’s trust portfolio. In January 2011, Puerto Rico passed a new tax legislation that decreased the top tax rate for businesses from 39 percent to 30 percent. As a result, during the first quarter of 2011, the Company revalued its previously recorded Puerto Rican deferred tax assets and recorded a one-time non-cash charge to income tax expense for $2.9 million, net. This charge was partially offset by a tax benefit of $0.9 million primarily due to the reduction in the valuation allowance for capital losses primarily resulting from the improved performance of the Company’s trust portfolio. For additional information, see Note 17 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2011.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE QUARTERS ENDED JANUARY 31, 2012 AND 2011

(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three months ended January 31, 2012 and 2011:

Free Cash Flow (Dollars in millions)	Three Months Ended January 31,
	2012	2011
Net cash provided by operating activities (1)	$7.8	$15.2
Less: Maintenance capital expenditures	(4.0)	(4.0)

Free cash flow	$3.8	$11.2

(1)	Cash flow provided by operating activities for the first quarter of fiscal year 2012 was $7.8 million compared to $15.2 million for the same period of last year. During the first quarter of 2012, the Company invested in several cemetery inventory development projects, including the Company’s cremation gardens. In addition, the decline in operating cash flow was due in part to the decrease in pre-tax income, the timing of payroll payments, as well as trust withdrawals and deposits.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE QUARTERS ENDED JANUARY 31, 2012 AND 2011

(Unaudited)

Adjusted EBITDA is defined as net earnings plus depreciation, amortization, interest expense, income taxes and perpetual care funding obligations, less net gain on dispositions. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by revenue.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following table provides a reconciliation between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA for the three months ended January 31, 2012 and 2011:

Adjusted EBITDA (Dollars in millions)	Three Months Ended January 31,
	2012	2011
Consolidated net earnings	$8.5	$8.1
Add: Depreciation and amortization	6.6	6.9
Add: Interest expense	5.9	5.7
Add: Income taxes	4.5	8.1
Add: Perpetual care funding obligation (1)	0.6	0.1
Subtract: Net gain on dispositions	(0.3)	—

Adjusted EBITDA	$25.8	$28.9

(1)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial unrealized losses in the investments in our trusts, including:

•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;

•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•

effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•

effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•

effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2011, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:	Lewis J. Derbes, Jr.
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400